Exhibit 11.1
                  First Colonial Group, Inc. and Subsidiaries

                    COMPUTATION OF NET INCOME PER COMMON SHARE
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                                      Three Months Ended    Six Months Ended
                                     Sept. 30,  Sept. 30,  Sept. 30,  Sept. 30,
                                       1995       1994       1995       1994
                                   ---------  ---------  ---------  ---------
Primary
 Net Income                            $ 659      $ 561      $ 767    $ 1,737
                                   ---------  ---------  ---------  ---------
 Shares
  Weighted average number of
   common shares outstanding       1,435,068  1,413,664  1,430,073  1,408,391

 Primary earnings per common share    $ 0.46     $ 0.40     $ 0.54     $ 1.23
                                   =========  =========  =========  =========

Assuming full dilution
 Net Income                            $ 659      $ 561      $ 767    $ 1,737
                                   ---------  ---------  ---------  ---------

 Shares
  Weighted average number of
   common shares outstanding       1,435,068  1,413,664  1,430,073  1,408,391
  Assuming exercise of option
   reduced by the number of shares
   which could have been purchased
   with the proceeds from exercise
   of such options                       129        **         129       **
  Weighted average number of common
   shares outstanding as adjusted  1,435,197  1,413,664  1,430,202  1,408,391
                                   ---------  ---------  ---------  ---------

Net Income per common share
 assuming full dilution               $ 0.46     $ 0.40     $ 0.54     $ 1.23
                                   =========  =========  =========  =========
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